Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Management Stock Plan and 2005 Management Omnibus Incentive Plan of TAL International Group, Inc. of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of TAL International Group, Inc. and the effectiveness of internal control over financial reporting of TAL International Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/  Ernst &Young LLP

New York, New York
February 26, 2009